Exhibit 1

AG Comments 4/6/2018

FORM OF LOCK-UP LETTER

, 20

Morgan Stanley & Co. LLC
[NAMES OF OTHER CO-MANAGERS]

c/o       Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Exela Technologies, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of [•] shares (the “Shares”) of the common stock ($0.0001 par value per share) of the Company (the “Common Stock”).  Restricted Stock shall mean Common Stock other than any shares of Common Stock issued to investors on July 12, 2017 in the private placement of shares of Common Stock by the Company.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Restricted Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or hereinafter acquired by the undersigned or any other securities so owned or hereinafter acquired convertible into or exercisable or exchangeable for Restricted Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Restricted Stock or such other securities, in cash or otherwise or (3) enter into any short sales or other hedging transactions with respect to the Restricted Stock; provided, however, the Restricted Period shall immediately cease if the undersigned ceases to hold 5% or more of the equity securities of the Company.  The foregoing sentence shall not apply to (a) transactions relating to shares of Restricted Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Restricted Stock or any security convertible into Restricted Stock as a bona fide gift, (c) transfers of shares of Restricted

Stock or any security convertible into Restricted Stock to any trust or entity wholly-owned by one or more trusts for the direct or indirect benefit of (i) the undersigned or its stockholders, partners, members or beneficiaries or (ii) of any individual related to the undersigned or to the stockholders, partners, members or beneficiaries of the undersigned, by blood, marriage or adoption and not more remote than first cousin, (d) if the undersigned is a corporation, limited liability company, partnership or trust, transfers of shares of Restricted Stock or any security convertible into Restricted Stock by the undersigned to any of its wholly-owned subsidiaries, or to affiliates, stockholders, partners, members or beneficiaries of the undersigned, (e) transfers of shares of Restricted Stock or any security convertible into Restricted Stock pursuant to any take-over bid, acquisition, sale or merger involving the Company, provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (e), (i) each donee, distributee or transferee shall sign and deliver a lock-up letter substantially in the form of this letter, and (ii) provided further that any public announcement or public filing under Section 16(a) of the Exchange Act required to be made during the Restricted Period in connection with such transfer or disposition shall clearly indicate in the footnotes thereto or comments section thereof that such transfer or disposition was made solely pursuant to the circumstances described in the applicable clause, or (f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Restricted Stock, provided that (i) such plan does not provide for the transfer of Restricted Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Restricted Stock may be made under such plan during the Restricted Period.  In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Restricted Stock or any security convertible into or exercisable or exchangeable for Restricted Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Restricted Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)